Exhibit 99.1

Consolidated Graphics

Financial Results–June Quarter - 1Q 2006 Conference Call

Wednesday, July 27, 2005

Financial Dynamics:

Thank you and good morning.  Welcome to the Consolidated Graphics Conference Call.  During the call, management will discuss the Company’s results for the first quarter ended June 30, 2005.  You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.cgx.com and a subsequent archive will be available.  Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

In addition, during the course of this call, management of the Company may reference certain non-GAAP financial performance measures.  Managements’ opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer.  Joe, you may begin.

Joe Davis:

Thank you, and good morning.  With me on the call today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released first quarter 2006 financial results.  I am very pleased with our results for the quarter which included record top-line performance coupled with strong bottom line performance.

Revenues in the June quarter were $209.9 million, up $28.4 million from the year ago quarter.  This represents a 16% increase, driven by acquisitions and continued strong growth in our national sales and cross selling initiatives.  Our revenue results were in line with our projections for the quarter of $210 million.

Operating income was $15.4 million in the June quarter, representing a 7.4% adjusted operating income margin, equal to the adjusted operating margin in the preceding March quarter.  Compared to the prior year quarter, operating income was up $2.9 million, or 23%, and operating margin increased by 50 basis points.

This increase in operating income, together with a 3% decrease in interest expense, resulted in a 28% improvement in net income to $8.7 million and diluted earnings per share of $.61, compared to our previously stated expectations of $.60 for the quarter.

This quarter’s results reflect two of the fundamental strengths of Consolidated Graphics – first, our ability to grow sales and second, our ability to leverage sales growth into solid profit growth.  I’ll restate again that we grew our top-line by 16% and our bottom-line by 28% this quarter.

The strong performance in the aggregate of the seven companies we acquired in the Kelmscott acquisition in March contributed substantially to our overall sales and profit growth.  With strong management teams in place, it was our expectation that this group of companies would benefit from our national scale and our greater financial strength, and I am very pleased with their results in this first full quarter as part of our organization.  It is a credit to these organizations, as well as our own ability to quickly bring the benefits of our power of scale to bear on acquired companies, that our overall operating margins were not sequentially diluted by this acquisition.  As they become more familiar with our organization and work more with our national sales and CGX Solutions teams, I expect their top-line performance to grow significantly over the next year and drive increased profitability.

We are also continuing to leverage our power of scale throughout the remainder of our organization.  In particular, our national sales and cross selling results showed continued strong growth as our national reach and comprehensive printing and print-related capabilities are helping us win new national accounts and capture incremental revenue opportunities.  Year-over-year growth in national sales was 38% in the June quarter and represented 7% of total sales.

Cross selling grew 27% in the quarter compared to the prior year.  As we have described before, the drivers of our national sales and cross selling strategies are derived from our leading market position, consisting of 70 locations in 25 states.  We offer comprehensive capabilities that no competitor can match.  As a result, we are well-positioned to capture sales growth opportunities.  Our overall internal sales growth in the quarter – for operations owned more than one year – was slightly less than our expected growth rate of 1%.  While the economy has been reported to be steadily improving, and industry conditions have stabilized in the last 24 months, from our viewpoint, neither are particularly robust.  In light of these prevailing economic and industry conditions, our internal growth rates we believe are acceptable.

We have other initiatives in place to improve our sales growth.  We have a superior e-solution platform with CGXSolutions that is integral to our National Sales activities.  Our e-solution capabilities are powerful and link our customer’s print procurement activities to our print capabilities; streamline the effort it takes for our customers to buy printing, and increase their flexibility to manage the storage and distribution of printed materials.  In the June quarter, the number of active CGXSolutions sites grew to 252, representing a 3% sequential growth rate.

Training is also an important element of our sales growth strategy.  Over the last quarter, we held our annual sales meetings, consisting of three regional meetings.  At these meetings, we introduce new and unique capabilities to our 600+ sales professionals that they can offer to our customers and discuss successful sales strategies and results.  This is a powerful group that is continually getting stronger as they further develop their understanding of the breadth of our capabilities.

I am confident that we have the superior sales growth strategy in the industry and with a little further boost from improved industry conditions, expect that we will report increasing rates of internal growth in the future.

The breadth of our capabilities and the reach of our national footprint are key elements in our plans for achieving long term growth in sales and profits.  Equally as important is offering our customers unparalleled levels of customer service and quality craftsmanship.  We address the quality demands of our customers by ensuring that our companies operate with all of the competitive advantages that state-of-the-art technology and equipment enable.  Our strong balance sheet enables us to make this commitment to our customers.  Our equipment is newer, more efficient and produces better quality printing than most of our competition.

In the June quarter, we made a net investment in new technology and equipment of $3.1 million.  We expect to make further investments in the three remaining quarters totaling $32 million, for a total of $35 million for the year and in-line with our previous forecast.  These investments, like the $27 million we invested in 2005, will expand our customer product offerings, increase our efficiency and maintain our competitive advantage in all areas of our operations – pre-press, pressroom and finishing/bindery, as well as in our e-solution platform.

In addition to enabling us to meet our customer’s demands for quality craftsmanship, our investments in new technology and equipment also help us meet their service demands.  We further differentiate our customer service capabilities with investment in our employees.  I mentioned our annual sales meetings a moment ago.   We also continue to grow our Leadership Development Program.  We now have over 200 participants in our program, which is unique in the industry and gives us a competitive advantage and long-term bench strength for future growth.  As an element of their development, we hold a National Associates Meeting annually, which kicks-off tomorrow in conjunction with our Annual Shareholder’s Meeting and continues through Sunday.  With mentor guidance, this meeting is largely conducted by the Associates and covers everything from development of their chosen sales or management careers to the importance of making good purchasing decisions to identifying safety or efficiency opportunities.  It truly is a dynamic group – and I will repeat what I’ve said before many times – “The Leadership Development Program is the single best investment we have ever made for the long-term success of Consolidated Graphics.”

Our strong balance sheet is a key factor in our ability to make these capital and human resource investments.  We had very strong cash flow in the June quarter and further strengthened our already strong balance sheet, as Chris will discuss in a moment.  It is also a key factor in our ability to grow our business through selective, strategic acquisitions.  Our segment of the printing business is still very fragmented.  We have a long history of identifying, acquiring and operating highly-regarded, well-managed printing companies and providing them the foundation and support to generate long-term growth in sales and profits.  We are keenly focused on additional acquisition opportunities and believe further announcements are possible in the near future.

For the September quarter, we expect revenues to increase year-over-year by 11% to $213.0 million.  This represents a 14% increase when prior year election revenues are excluded.  A significant component of this increase is attributable to prior acquisitions plus internal growth excluding election-related printing.  Diluted earnings per share are expected to be $.62 per share, up 17% over the prior year.

I will now turn the call over to Chris Colville to provide you more information on our June quarter and our June projections.

Chris Colville

Thank you Joe and good morning.  I will first review additional June quarter financial information, then address elements of our September quarter projections.

Joe’s remarks emphasized our strong balance sheet.  We have a very low debt level relative to our total capitalization and relative to our earnings performance.  Total debt at June 30, 2005 was $107.2 million or 27% of total capitalization.  This is a decrease from March of $12.3 million, reflecting our continued strategy of debt paydown with our strong free cash flow performance while seeking opportunities in a highly disciplined manner to invest in new acquisitions.  I think it is important to note that since June 30, 2004, we have reduced our total debt outstanding by 6%, while substantially growing our company through acquisitions.

At June 30, our debt consisted of $59.4 million of floating rate bank debt bearing interest at 5.1% and fixed rate term equipment notes and other debt obligations totaling $47.8 million and bearing interest at a weighted average rate of 4.8%.  Unused capacity on our primary bank revolving credit facility was $91.1 million at June 30, and our pricing on that facility remains at 125 basis points over LIBOR.

Earlier this morning we filed with the Securities and Exchange Commission reconciliations of, and the basis for our use of, certain non-GAAP financial measures, including Adjusted Operating Margin, EBITDA and Free Cash Flow.  Please refer to this filing for additional information.

EBITDA in the June quarter was $25.9 million, an increase of $4.0 million, or 18% from a year ago.  EBITDA for the last twelve months totals $102.9 million.

Cash flow from operations in the June quarter was $16.1 million.  After subtracting this quarter’s net capital expenditures, Free Cash Flow was $13.1 million, bringing Free Cash Flow for the last twelve months to a very strong $59.2 million.  This Free Cash Flow amount is net of new investments in technology and equipment totaling $24.2 million over the last four quarters.  As Joe stated, we expect to be ramping capital expenditures up to a run-rate of $35 million assuming business conditions so dictate.

Looking forward to the September quarter, Joe previously discussed our top-line expectations and stated that we project diluted earnings of $.62 per share earnings, which would be an increase of 17% over the prior year results even after considering the incremental contribution from election-related printing last year.  Adjusted Operating Margins, which exclude amortization of intangible assets, are projected for the September quarter to be sequentially flat at 7.4%.  We project interest expense at $1.2 million for the quarter, representing a sequential decrease of 8%.  Our projected effective tax rate remains at 37.9%, which is our best current estimate of the overall income tax rate for the full 2006 year.

At the projected earnings level of $.62 per share fully diluted, operating income is projected to be about $15.5 million.  Adding back projected depreciation and amortization expense of $10.5 million, results in projected EBITDA of $26 million for the quarter and a trailing 12 month total of $105 million.

Operating Cash Flow is projected to be between $15 to $17 million in the September quarter, generally in-line with Operating Cash Flow of $16 million reported this quarter.  Assuming $8 million in forecasted capital expenditures, free cash flow for the September quarter is expected to range between $7 million and $9 million, resulting in a trailing 12 month total of $49 to $51 million.

I will now turn the call back over to Mr. Davis.

Joe Davis:

Thank you Chris.  In summary, we are pleased with our growing top-line and stable operating margins in light of current industry conditions, which we believe have not fully realized the benefit of the improvement in the economy. Our Company’s success however will be driven by much more than just improvement in industry conditions.  We are taking proactive steps within our organization to dramatically impact our long-term growth in sales and profits by diligently focusing on growth opportunities, cost controls, operating efficiencies and acquisitions.  With our unmatched national footprint and comprehensive capabilities, we are in a superior position to achieve above-industry growth rates and profit margins.  And as featured in our recently published annual report to shareholders, “That’s the bottom line.”

Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you operator.  As I stated earlier, we are very pleased with our June quarter results.  We remain focused on generating additional growth in sales and profits and expanding our leadership position in the industry, and look forward to reporting back to you next quarter.  Most importantly, we appreciate the continued support of our customers, our employees and our shareholders.